Exhibit 99.1

Allied Nevada Drills 177 Meters Grading 2.58 g/t Gold Equivalent in the Vortex

Zone at Hycroft

August 26, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to provide an update to recent Vortex Zone definition drilling, including highlights from three newly drilled holes at its wholly owned Hycroft mine located near Winnemucca, Nevada. Highlights from the three holes include 177 meters grading 2.58 g/t AuEq (1.22 g/t Au and 78 g/t Ag), 134 meters grading 1.4 g/t AuEq (0.89 g/t Au and 29 g/t Ag) and 173 meters grading 2.18 g/t AuEq (0.84 g/t Au and 77 g/t Ag).

The following includes significant intercepts encountered in the three holes:

				GRADE
	FROM	TO	INTERVAL	Au	Ag	AuEq
	meters	meters	meters	g/t	g/t	g/t
H10D-3408	280	457	177	1.22	78	2.58
including	411	457	46	0.69	199	4.18

H10R-3295	326	460	134	0.89	29	1.40
including	326	393	67	1.36	44	2.14

H10D-3521	371	544	173	0.84	77	2.18
including	496	515	19	0.61	394	7.50

The Vortex Zone, contiguous with and south of the Brimstone deposit, has been defined by over 70 holes drilled by Allied Nevada to date. The Vortex Zone currently has a strike length of approximately 900 meters, an east-west extent of 800 meters, and a vertical range of 500 meters. A higher grade zone of mineralization within the Vortex Zone has been intersected in 26 holes over a strike length of 600 meters and a vertical range of 350 meters. The thickness of the higher grade zone, which occurs above the East Fault, is as much as 100 meters. The East Fault is the main feeder structure for the mineralization and has a north-south strike, dipping 45 degrees west.

Hole 10-3295 and 10-3521 were drilled 60 meters and 150 meters, respectively, to the east of hole 10-3288 and confirm continuity of mineralization in relation to previously released mineralized intervals in hole 10-3288. The data from these holes will enable a grade estimate to be calculated for an area of the model that was previously blank due to lack of sufficient drilling. Potential is open to the north and south of these holes.

Hole 10-3408 is approximately 90 meters north of hole 10-3295 and is the northern-most higher grade hole drilled in the Vortex Zone. Data from this hole provides information to estimate new resource blocks. Potential is open to the north and west of this hole.

Allied Nevada believes that the data from these holes will lead to an increase in the resource and an upgrade of current inferred resources.

Vortex gold and silver mineralization is associated with a volcanic rock hydrothermal breccia and the silver mineralization is primarily contained within the mineral pyrargyrite. Higher grade mineralization of up to 175 meters in length is present at drill depths up to 600 meters. The Vortex Zone mineralization remains largely open along strike to the north, south, west and at depth.

Year to date 263 infill and exploration holes totaling 63,468 meters have been drilled. The Hycroft exploration program for the second half of 2010 consists of 164 holes totaling 64,000 meters. Allied Nevada has expanded the drill fleet to eight rigs at Hycroft to accomplish this goal. The program continues to infill and expand both the oxide and sulphide mineralization and provides material for engineering, slope stability analyses, hydrology and ongoing metallurgical testing.

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are picked up on site and validated by Allied Nevada and Scott E. Wilson Consulting, Inc. geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold analyses are conducted on 1-assay ton prepped samples with gold determined using industry standard fire assay methods with an atomic absorption finish. Gold over limits are determined using fire assay with a gravimetric finish. Silver is analyzed using ICP-MS with silver over limits determined using aqua-regia digestion with an ICP-AES or AAS finish.

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. He has verified the information and has reviewed and approved the contents of this news release.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates; estimates of gold and silver grades; our planned exploration program for the second half of 2010, including our plans to expand the drill fleet at Hycroft; expectations for the release of a resource update; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings)

including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, an independent consultant for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, please see the technical report dated April 1, 2010 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com to view a full list of assays received to date for holes drilled in the 2010 program.